EXHIBIT 28(p)(ii)
CODE OF ETHICS
FOR
CUTWATER INVESTOR SERVICES CORP.
I. DEFINITIONS
     A. Access Person. The term “Access Person” means (i) any Supervised Person who (1) has access to nonpublic information regarding a Client’s purchase or sale of securities; (2) has access to nonpublic information regarding the portfolio holdings of any Reportable Fund; (3) is involved in making securities recommendations to Clients or who has access to such recommendations that are nonpublic and (ii) all of the directors, officers or partners of Cutwater Investor Services Corp. (“Cutwater”). By way of example, Access Persons include portfolio management personnel and service representatives who communicate investment advice to Clients. Administrative, technical, and clerical personnel may also be Access Persons if their functions or duties provide them with access to nonpublic information.
     B. Advisers Act. The term “Advisers Act” means the Investment Advisers Act of 1940, as amended.
     C. Automatic Investment Plan. An “Automatic Investment Plan” is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts according to a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.
     D. Beneficial Ownership. You will be considered to have “Beneficial Ownership” in a Security if: (i) you have a Pecuniary Interest in such Security; (ii) you have voting power with respect to the Security, meaning the power to vote or direct the voting of such Security; or (iii) you have the power to dispose, or direct the disposition of, such Security. If you have any question about whether an interest in a Security or an account constitutes Beneficial Ownership of that Security, you should contact the Chief Compliance Officer.
     E. Client. The term “Client” means any investment entity or account advised or managed by Cutwater, including any pooled investment vehicle advised by Cutwater.
     F. Commission. The term “Commission” means the U.S. Securities and Exchange Commission.
     G. Chief Compliance Officer. The “Chief Compliance Officer” is the Access Person designated by Cutwater as such, as identified in the Investment Adviser Compliance and Procedures Manual of Cutwater.
     H. Exchange Act. The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     I. Federal Securities Laws. The term “Federal Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.
     J. Initial Public Offering. The term “Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.
     K. Investment Company Act. The term “Investment Company Act” means the Investment Company Act of 1940, as amended.
     L. Limited Offering. The term “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.
     M. Cutwater Investor Services Corp. The term “Cutwater” means Cutwater Investor Services Corp., a registered investment adviser.
     N. Non-Reportable Securities. The term “Non-Reportable Securities” means: (i) direct obligations of the U.S. Government; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds registered under the Investment Company Act, other than Reportable Funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.
     O. Pecuniary Interest. You will be considered to have a “Pecuniary Interest” in a Security if you, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such Security. The term “Pecuniary Interest” is construed very broadly. The following examples illustrate this principle: (i) ordinarily, you will be deemed to have a “Pecuniary Interest” in all Securities owned by members of your Immediate Family who share the same household with you; (ii) if you are a general partner of a general or limited partnership, you will be deemed to have a “Pecuniary Interest” in all Securities held by such partnership; (iii) if you are a shareholder of a corporation or similar business entity, you will be deemed to have a “Pecuniary Interest” in all Securities held by the corporation if you are a controlling shareholder or have or share investment control over the corporation’s investment portfolio; (iv) if you have the right to acquire equity Securities through the exercise or conversion of a derivative Security, you will be deemed to have a Pecuniary

Interest in such Securities, whether or not your right is presently exercisable; (v) if you are a member-manager of a limited liability company, you will be deemed to have a “Pecuniary Interest in the Securities held by such limited liability company; and (vi) ordinarily, if you are a trustee or beneficiary of a trust, where either you or members of your Immediate Family have a vested interest in the principal or income of the trust, you will be deemed to have a “Pecuniary Interest” in all Securities held by that trust. For purposes of this Code, the term “Immediate Family” includes a Supervised Person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in- law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship. If you have any question about whether an interest in a Security or an account constitutes a Pecuniary Interest, you should contact the Chief Compliance Officer.
     P. Registered Fund. The term “Registered Fund” means an investment company registered under the Investment Company Act.
     Q. Reportable Fund. The term “Reportable Fund” means (i) any Registered Fund for which Cutwater serves as investment adviser; or (ii) any Registered Fund the investment adviser or principal underwriter for which controls Cutwater, is controlled by Cutwater or is under common control with Cutwater. As used in this definition, the term control has the same meaning as it does in Section 2(a)(9) of the Investment Company Act.
     R. Reportable Security. The term “Reportable Security” includes all Securities other than Non-Reportable Securities.
     S. Securities Act. The term “Securities Act” means the Securities Act of 1933, as amended.
     T. Security. The term “Security” has the same meaning as it has in section 202(a)(18) of the Advisers Act. For purposes of this Code, the following are Securities:
Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.
Any securities-based swap agreement also will be considered a Security for purposes of this Code. The following are not Securities:
Commodities, futures and options traded on a commodities exchange, including currency futures. However, futures and options on any group or index of Securities are Securities.
You should note that “Security” includes a right to acquire a Security, as well as an interest in a collective investment vehicle (such as a limited partnership or limited liability company).
     U. Supervised Person. The term “Supervised Person” means (i) any partner, officer, director of Cutwater, or other person occupying a similar status or performing similar function; (ii) employees of Cutwater; and (iii) any other persons who provide advice on behalf of Cutwater and are subject to Cutwater’s supervision and control.
II. PERSONAL INVESTMENT AND TRADING POLICY
     A. General Statement
          Cutwater seeks to foster and maintain a reputation for honesty, integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in Cutwater are highly valued and must be protected. As a result, Cutwater and its Supervised Persons must not act or behave in any manner or engage in any activity that (1) gives rise to, or appears to give rise to, any breach of fiduciary duty owed to any Client or investor, or (2) creates any actual or potential conflict of interest, or even the appearance of a conflict of interest, between any Client or investor, on the one hand, and Cutwater or any Supervised Person, on the other hand.
          In addition, the Federal Securities Laws require that investment advisers maintain a record of every transaction in any Security (with certain exceptions, as described below) in which any Access Person acquires or disposes of Beneficial Ownership of such Security and such Security is or was held in an account over which the Access Person has direct or indirect influence or control.
          Cutwater has developed the following policies and procedures relating to personal trading in Securities and the reporting of such personal trading in Securities in order to ensure that each Access Person satisfies the requirements of this Code.
     B. Requirements of this Code
          1. Duty to Comply with Applicable Laws.

          All Supervised Persons are required to comply with the Federal Securities Laws, the fiduciary duty owed by Cutwater to its Clients, and this Code.
          2. Duty to Report Violations.
          Each Supervised Person is required by law to promptly notify the Chief Compliance Officer in the event such Supervised Person knows or has reason to believe that such Supervised Person or any other Supervised Person has violated any provision of this Code. If a Supervised Person knows or has reason to believe that the Chief Compliance Officer has violated any provision of this Code, such Supervised Person must promptly notify the President or the General Counsel of Cutwater and is not required to so notify the Chief Compliance Officer.
          Cutwater is committed to fostering a culture of compliance. Cutwater therefore urges you to contact the Chief Compliance Officer if you believe you have any reason to do so. You will not be penalized and your status at Cutwater will not be jeopardized by communicating with the Chief Compliance Officer. Reports of violations or suspected violations also may be submitted anonymously to the Chief Compliance Officer.
          3. Duty to Provide Copy of the Code of Ethics and Related Certification.
          Cutwater shall provide all Supervised Persons with a copy of this Code and all subsequent amendments hereto. By law, all Supervised Persons must in turn provide written acknowledgement to the Chief Compliance Officer of their initial receipt and review of this Code, their annual review of this Code and their receipt and review of any subsequent amendments to this Code.
     C. Restrictions on Access Persons Trading in Securities
          1. No Access Person shall:
               (a) purchase or sell, directly or indirectly, any security in which he or she has or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should reasonably know, at the time of such purchase or sale,:
                    (i) is being considered for purchase or sale by a Client, or
                    (ii) is being purchased or sold by a Client
               (b) disclose to other persons the securities activities engaged in or contemplated for a Client; or
               (c) seek or accept anything of value, either directly or indirectly, from broker-dealers or other persons providing services to or on behalf of a

Client because of such Access Person’s association with the Client. For the purposes of this provision, the following gifts from broker-dealers or other persons providing services to a Client will not be considered to be in violation of this section:
                    (i) an occasional meal;
                    (ii) an occasional ticket to a sporting event, the theater or comparable entertainment reasonable in scope; provided, however, that the host attends with the Access Persons; and
                    (iii) a holiday gift of fruit or other foods or beverages; provided, however, that such gift is made available to all members of the recipient Access Person’s department.
          2. No Access Person of Cutwater shall:
               (a) acquire directly or indirectly any beneficial ownership in any securities in an IPO or in a Limited Offering without prior written approval of the Chief Compliance Officer. Any person to whom such prior approval is granted shall disclose such investment in the event that such person is involved in any subsequent consideration of an investment in the issuer making such IPO or Limited Offering. In such circumstances, Cutwater’s decision to purchase securities of the issuer shall be subject to independent review by the Cutwater’s Directors and/or such of its officers with no personal interest in the issuer.
               (b) profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days without written approval of the Chief Compliance Officer. Any profits realized on such short-term trades shall be subject to disgorgement, except that the provisions in this paragraph shall not apply to the purchase and sale, or sale and purchase, of MBIA Inc. stock options.
               (c) serve on the board of directors of any publicly traded company without prior authorization of the President of Cutwater. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of Cutwater and the Clients, as the case may be.
               (d) buy or sell a Reportable Security within at least seven calendar days before or after Cutwater trades in that security. Any profits realized on trades within the proscribed period are required to be disgorged.
          3. All Access Persons shall receive prior written approval from the President of Cutwater or his designee before purchasing or selling Securities. The following transfers are Exempt Transactions that do not require preclearance by the Chief Compliance Officer:
               (a) Transactions in Non-Reportable Securities.

               (b) Any transaction in Securities in an account over which an Access Person does not have any direct or indirect influence or control. There is a presumption that an Access Person can exert some measure of influence or control over accounts held by members of such person’s Immediate Family sharing the same household, but this presumption may be rebutted by presenting convincing evidence in writing to the Chief Compliance Officer.
               (c) Purchases of Securities under Automatic Investment Plans.
               (d) Purchases of Securities by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities for which an Access Person has Beneficial Ownership.
               (e) Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities for which an Access Person has Beneficial Ownership.
               (f) Subject to the restrictions applicable to Limited Offerings set forth above, acquisitions or dispositions of Securities of a private issuer. A private issuer is a corporation, partnership, limited liability company or other entity that has no outstanding publicly-traded Securities, and no outstanding Securities that are exercisable to purchase, convertible into, or exchangeable for, publicly-traded Securities. However, you will be deemed to have Beneficial Ownership of Securities held by a private issuer whose equity Securities you hold, unless you are not a controlling equityholder and do not have or share investment control over the Securities held by the entity.
               (g) Such other classes of transactions as may be exempted from time to time by the Chief Compliance Officer based upon a determination that the transactions are unlikely to violate Rule 204A-1 under the Advisers Act.
               (h) Such other specific transactions as may be exempted from time to time by the Chief Compliance Officer.
III. REPORTING
     A. Reports About Securities Holdings and Transactions
          Access Persons must submit to the Chief Compliance Officer or his designee periodic written reports about their securities holdings, transactions, and accounts (and the Securities of other persons if the Access Person has Beneficial Ownership of such Securities and the accounts of other persons if the Access Person has direct or indirect influence or control over such accounts). The obligation to submit these reports and the content of these reports are governed by the Federal Securities Laws. The reports are intended to identify conflicts of interest that could arise when an Access Person invests in a Security or holds accounts that permit these investments, and to promote compliance with this Code. Cutwater is sensitive to privacy concerns, and will try not to disclose your reports to anyone unnecessarily. Report forms are attached.

          Failure to file a timely, accurate, and complete report is a breach of Commission rules and this Code and may subject an Access Person to sanctions by the Company.
          1. Initial Holdings Report: Within ten days after you become an Access Person, you must submit to the Chief Compliance Officer or his designee a holdings report (a form of which is attached as Appendix II hereto) based on information that is current as of a date not more than 45 days prior to the date you become an Access Person that contains:
               (a) The name/title and type of Security, and, as applicable, the exchange ticker symbol or CUSIP number, the number of equity shares and principal amount of each Reportable Security for which you had Beneficial Ownership. You may provide this information by referring to attached copies of broker transaction confirmations or account statements that contain the information.
               (b) The name and address of any broker, dealer, or bank or other institution (such as a general partner of a limited partnership, or transfer agent of a company) that maintained any account holding any Securities for which you have Beneficial Ownership, and the account numbers and names of the persons for whom the accounts are held. You may provide this information by referring to attached copies of broker transaction confirmations or account statements that contain the information.
               (c) The date you submitted the report.
          2. Quarterly Transaction Report: Within 30 days after the end of each calendar quarter an Access Person must submit to the Chief Compliance Officer or his designee a transaction report (a form of which is attached as Appendix III hereto) that contains:
               (a) With respect to any transaction during the quarter in any Reportable Security in which you had, or as a result of the transaction acquired, Beneficial Ownership of such Reportable Security:
                    (i) The date of the transaction, the name/title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of equity shares of (or the principal amount of debt represented by) and principal amount of each Reportable Security involved;
                    (ii) The nature of the transaction (i.e., purchase, sale, or other type of acquisition or disposition);
                    (iii) The price at which the transaction in the Reportable Security was effected; and
                    (iv) The name of the broker, dealer, bank, or other institution with or through which the transaction was effected.

               (b) The date that you submitted the report.
          3. Annual Holdings Report: You must, no later than February 14 of each year, submit to the Chief Compliance Officer or his designee a report (the form of which is attached as Appendix II hereto) that is current as of a date no earlier than December 31 of the preceding calendar year (the “Annual Report Date”) and that contains:
               (a) The name/title and type of Reportable Security, and as applicable, the exchange ticker symbol or CUSIP number, the number of equity shares and principal amount of each Reportable Security for which you, the Access Person, have Beneficial Ownership on the Annual Report Date. You may provide this information by referring to attached copies of broker transaction confirmations or account statements that contain the information, or by referring to statements or confirmations known to have been received by Cutwater.
               (b) The name and address of any broker, dealer, or bank or other institution (such as a general partner of a limited partnership, or transfer agent of a company) that maintained any account holding any Securities for which you have Beneficial Ownership on the Annual Report Date, the account numbers and names of the persons for whom the accounts are held, and the date when each account was established.
               (c) The date that you submitted the report.
Exception to requirement to list transactions or holdings: You are not required to submit holdings or transactions reports for any account over which you had no direct or indirect influence or control or with respect to transactions effected pursuant to an Automatic Investment Plan, unless requested by Cutwater. You must still identify the existence of the account in your list of accounts. Transactions that override pre-set schedules or allocations of an automatic investment plan, however, must be included in a quarterly transaction report.
          4. Please ask the Chief Compliance Officer or his designee if you have questions about the above-described holding and transaction reporting requirements.
     B. Review of Reports and Other Documents
          The Chief Compliance Officer or his designee will promptly review each report submitted by Access Persons, and each account statement or confirmation from institutions that maintain their accounts. To ensure adequate scrutiny, documents concerning the Chief Compliance Officer or his designee will be reviewed by the President or the General Counsel of Cutwater.
Review of submitted holding and transaction reports will include not only an assessment of whether the Access Person followed all required procedures of this Code, such as preclearance, but may also compare the personal trading to any restricted lists; assess whether the Access Person is trading for his or her own account in the same securities he or she is trading for Clients, and if so whether the Clients are receiving terms as favorable as the Access Person takes; periodically analyze the Access Person’s trading for patterns that may indicate abuse, including market timing; investigate any substantial disparities between the quality of performance the Access Person achieves for his or her own account and that he or she achieves for Clients; and investigate any substantial disparities between the percentage of trades that are profitable when the Access Person trades for his or her own account and the percentage that are profitable when he or she places trades for Clients.
IV. COMPLIANCE
     A. Certificate of Receipt
          You are required to acknowledge receipt of your copy of this Code (a form for this purpose is attached to this Code as Appendix I). Note: Acknowledgement of Receipt of the Investment Adviser Policies and Procedures Compliance Manual for Cutwater which includes this Code as an Exhibit thereto will be deemed to satisfy this requirement.
     B. Remedial Actions
          If you violate this Code (including filing a late, inaccurate or incomplete holdings or transaction report), you shall be subject to remedial actions, which may include, but are not limited to, any one or more of the following: (1) disciplinary action by Cutwater up to and including termination; and/or (2) referral to civil or governmental authorities for possible civil or criminal prosecution.
V. RETENTION OF RECORDS
     This Code, a list of all persons required to make reports hereunder from time to time, a copy of each report made by Access Persons hereunder, a list of all persons responsible for reviewing the reports required hereunder, a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel or Access Persons of securities in an IPO or Limited Offering, each memorandum made by the Chief Compliance Officer or his designee hereunder and a record of any violation hereof and any action taken as a result of such violation, shall be maintained by the Fund as required under the Rules.
VI. NOTICES.
          For purposes of this Code, all notices, reports, requests for clearance, questions, contacts, or other communications to the Chief Compliance Officer or his designee shall be considered delivered if given to the Chief Compliance Officer or his designee.
VII. REVIEW.
          This Code shall be reviewed by the Chief Compliance Officer or his designee periodically from time to time, and at least on an annual basis to ensure that it is meeting its objectives, is functioning fairly and effectively, and is not unduly burdensome to Cutwater or Supervised Persons. Supervised Persons are encouraged to contact the Chief Compliance Officer or his designee with any comments, questions or suggestions regarding implementation or improvement of the Code.